Exhibit 107

Calculation of Filing Fee Tables

Form S-4

(Form Type)

SESEN BIO, INC.

(Exact Name of Registrant as Specified in its Charter)

Table 1—Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial effective date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward
Newly Registered Securities
Fees to Be Paid	Equity	Common Stock, $0.001 par value per share	Other	440,794,480 (1)	—	$584.10 (2)	$0.00011020	$0.06
Fees Previously Paid	—	—	—	—	—	—		—
Carry Forward Securities
Carry Forward Securities	—	—	—	—		—			—	—	—	—
	Total Offering Amounts					$584.10 (2)	—	$0.06
	Total Fees Previously Paid							—
	Total Fee Offsets							—
	Net Fee Due							$0.06

(1)	Relates to common stock, $0.001 par value per share, of Sesen Bio, Inc., a Delaware corporation, or Sesen Bio, issuable to holders of common stock, $0.0001 par value per share, and preferred stock, $0.0001 par value per share, of CARISMA Therapeutics Inc., a Delaware corporation, or Carisma, in the proposed merger of Seahawk Merger Sub, Inc., a Delaware corporation and wholly-owned subsidiary of Sesen Bio, with and into Carisma, with Carisma surviving as a wholly-owned subsidiary of Sesen Bio, or the merger. The amount of Sesen Bio common stock to be registered reflects the estimated maximum number of shares of Sesen Bio common stock that are expected to be issued pursuant to the merger, without taking into account the effect of a reverse stock split of Sesen Bio common stock, assuming a pre-split exchange ratio (which is subject to adjustment prior to the closing of the merger) of 24.5844 shares of Sesen Bio common stock for each outstanding share of Carisma common stock and share of Carisma preferred stock.
(2)	Estimated solely for purposes of calculating the registration fee in accordance with Rule 457(f)(2) of the Securities Act of 1933, as amended. Carisma is a private company, no market exists for its securities, and Carisma has an accumulated capital deficit. Therefore, the proposed maximum aggregate offering price is equal to one-third of the aggregate par value of the Carisma securities expected to be exchanged in the proposed merger.